EXHIBIT 99.1

AVERY DENNISON REPORTS

THIRD QUARTER 2004 RESULTS

Company posts 15 percent EPS growth from continuing operations on reported sales growth of 11 percent

PASADENA, Calif. – October 19, 2004 – Avery Dennison Corporation (NYSE:AVY) today reported third quarter diluted earnings per share of $0.75, compared with $0.65 per share from continuing operations for the third quarter of 2003, reflecting an increase of approximately 15 percent.

“We are pleased to report double-digit increases in both revenue and earnings, with solid sales and volume growth in every major geographic region,” said Philip M. Neal, chairman and chief executive officer of Avery Dennison. “While our pricing actions have not yet caught up with the increase in raw material costs that we have incurred, we expect margin improvement as we continue to implement price increases.”

Financial highlights from continuing operations for the third quarter of 2004:

•	Earnings per share, on a diluted basis, were $0.75, compared with $0.65 per share in the same quarter a year ago. Third quarter earnings include a positive impact from currency translation that contributed approximately $0.01 per share.

•	Net income grew approximately 16 percent to $75 million, compared with $64.8 million in the third quarter of 2003.

•	Reported sales grew 11 percent from prior-year levels, reaching $1.3 billion for the third quarter of 2004, compared with $1.2 billion in the third quarter of 2003. The positive impact of currency translation, primarily the Euro, contributed approximately one-third of the revenue growth during the quarter.

•	Core unit volume grew approximately 7 percent over the prior-year third quarter, consistent with the Company’s previously announced expectations.

•	Gross profit margin declined 40 basis points, compared with both the year-ago third quarter and the second quarter of 2004, to 29.1 percent. The decrease was due to higher raw material costs, both petrochemical and paper related, which have been partially offset by price increases.

•	Operating margin increased 20 basis points from the third quarter of 2003 and declined 10 basis points from the second quarter of 2004 to 8.7 percent, reflecting the changes in gross profit margin offset by improvement in operating expenses as a percentage of sales.

Financial highlights from continuing operations for the first nine months of 2004:

•	Earnings per share, on a diluted basis, were $1.95, including $0.25 per share in restructuring and asset impairment charges primarily related to the integration of the Jackstädt acquisition, compared with $2.03 for the first nine months of 2003, which included a net benefit of $0.03 per share related to a gain from a legal settlement partially offset by asset impairment charges and other costs. Excluding the special items, year-to-date earnings increased approximately 10 percent to $2.20 per share. (See Attachment A-3: “Reconciliation of GAAP to Non-GAAP Measures”).

•	Net income was $196.1 million, including restructuring and asset impairment charges of $25.5 million, compared with $202.9 million for the first nine months of 2003, which included a net benefit of $2.8 million related to a gain from a legal settlement partially offset by asset impairment charges and other costs. Excluding the special items, net income for the first nine months of 2004 increased approximately 11 percent to $221.6 million. (See Attachment A-3: “Reconciliation of GAAP to Non-GAAP Measures”).

•	Reported sales grew approximately 10.6 percent to $3.9 billion, compared with $3.5 billion in the first nine months of the prior year. Approximately half of the revenue growth during the first nine months of 2004 is due to the positive impact of currency translation, primarily the Euro.

•	Core unit volume rose approximately 7 percent, compared with the same period a year ago.

•	Operating margin decreased 30 basis points from the same period a year ago, excluding restructuring charges and other special items, reflecting higher raw material costs that were partially offset by price increases and unfavorable business mix. (See Attachment A-3: “Reconciliation of GAAP to Non-GAAP Measures”).

•	The year-to-date tax rate was approximately 26 percent compared with 27.5 percent for the same period a year ago.

Operations Review:

Pressure-sensitive Adhesives and Materials Sector

The Company’s Pressure-sensitive Adhesives and Materials sector reported sales of $857 million, an increase of approximately 13 percent over the third quarter of 2003. Ongoing volume growth contributed approximately 60 percent of the sector’s revenue increase. The balance is due to the impact of currency translation, primarily the Euro, as well as a positive impact from price and mix. The North American pressure-sensitive roll materials business continued to report sales growth at a high single-digit rate compared with the year-ago third quarter. The operation generated solid growth marked by strong demand for film label materials, especially in the beverage market. Before the effect of currency translation, sales in the European pressure-sensitive roll materials business increased at a stronger pace than in the North American business, with approximately 10 percent growth over the prior year third quarter. Sales growth in Eastern European markets continued to exceed 20 percent, excluding the impact of currency translation.

The roll materials business in Asian markets continued to generate strong results, with sales growth in China again exceeding 40 percent compared with the year-ago third quarter. Sales growth in the Latin American pressure-sensitive roll materials business slowed to a high single-digit rate, before the impact of currency translation.

The worldwide specialty tapes business also slowed modestly, posting high single-digit sales growth before the impact of currency translation. Sales growth in the global graphics and reflective materials business slowed to a mid-single digit level, before the impact of currency translation.

Operating margin for the Pressure-sensitive Adhesives and Materials sector increased by 160 basis points compared with the prior-year third quarter, and improved 40 basis points sequentially over the second quarter of 2004, excluding restructuring charges, to reach 8.9 percent. The successful completion of Jackstädt integration activities in the second quarter drove the improvement in operating margin for the sector. Increased raw material costs were partially offset by pricing actions during the quarter, and additional price increases are currently being implemented.

Operations Review:

Consumer and Converted Products Sector

The Consumer and Converted Products sector reported sales from continuing operations of $517 million, reflecting growth of approximately 5 percent over the third quarter of 2003. Unit volume growth contributed approximately 75 percent of the increase, with the balance due to a benefit from currency translation, primarily the Euro, which was offset by a negative impact from price and mix.

Sales in the global office products business declined at a low single-digit rate compared with the same period a year ago, excluding the impact of currency translation. The decline is due to the previously announced share loss at a large retailer, which occurred in the fourth quarter of 2003. The retail information services business continued to report strong double-digit results for the third quarter, with sales increasing approximately 20 percent over the year-ago third quarter, excluding the impact of currency translation. The retail information services business continues to expand its capabilities to serve apparel manufacturers and retailers in markets around the world with the recent acquisition of Rinke Etiketten, a leading woven-label manufacturer based in Germany.

Operating margin from continuing operations for the Consumer and Converted Products sector declined by 40 basis points compared with the year-ago third quarter, and decreased 70 basis points sequentially over the second quarter of 2004, excluding restructuring charges, to 11.5 percent. The decline from the year-ago third quarter is due to lost volume in the higher margin office products business, price declines and raw material cost increases, which were partially offset by productivity improvements. The sequential decrease is due to the typical seasonal volume decline in the retail information services business, as well as rising raw material costs. As previously announced, the Company expects to recover the rising raw material costs in the office products business with price increases that it plans to implement in January 2005.

Outlook:

Avery Dennison announced its earnings expectation for the fourth quarter of 2004 in the range of $0.74 to $0.80 per share, bringing the Company’s full-year earnings projection for 2004 to a range of $2.95 to $3.01 per share, excluding restructuring charges. The earnings expectation is based on a modest slowdown in underlying demand during the fourth quarter, and a projection of revenue growth in the quarter of 7 to 10 percent.

The Company advised that a current global supply shortage of acrylic monomers, a component used in making some of its adhesive materials, is affecting certain of its materials businesses. The Company indicated that, based on current information, the shortage is not expected to have a material impact on fourth quarter 2004 earnings and that production of Avery Dennison products has been affected minimally, but it said that a potentially significant downside risk related to this shortage does exist.

“We are making progress in meeting our near-term challenges and remain confident about our opportunities for long-term growth,” said Neal. “At the same time, we are addressing the effects of rising raw material costs head-on as we implement price increases and execute further measures to improve productivity.”

“Meanwhile, our Horizons program continues to generate new ideas and additional sales that are helping us meet our aggressive top-line growth goals. We remain committed to investing in our radio frequency identification (RFID) business which is our largest growth opportunity in more than a decade. Pressure-sensitive materials provide an ideal vehicle for carrying an RFID chip and antenna, and Avery Dennison is developing the production capabilities and technological expertise that will enable us to manufacture hundreds of millions of electronic labels annually. During the third quarter we created a separate business unit dedicated to the RFID label business, and we are on track to produce and begin shipping our proprietary RFID inlays to label converters serving leading consumer products companies and retailers by the end of the year.”

Avery Dennison is a global leader in pressure-sensitive technology and innovative self-adhesive solutions for consumer products and label materials. Based in Pasadena, Calif., the Company had 2003 sales of $4.8 billion. Avery Dennison develops, manufactures and markets a wide range of products for consumer and industrial markets, including Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, automated retail tag, labeling and branding systems, and specialty tapes and polymers.

# # #

Forward-Looking Statements

Certain information presented in this news release may constitute “forward-looking” statements. These statements are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; foreign exchange rates; worldwide and local economic conditions; selling prices; impact of legal proceedings, including the U.S. Department of Justice criminal investigation, as well as the European Commission and Canadian Department of Justice

investigations, into competitive practices in the label stock industry and any related proceedings or lawsuits pertaining to these investigations or to the subject matter thereof; impact of epidemiological events on the economy and the Company’s customers and suppliers; successful integration of acquired companies; financial condition and inventory strategies of customers; development, introduction and acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company’s SEC filings. The Company believes that the most significant risk factors that could affect its ability to achieve its stated financial expectations in the near-term include (1) the degree to which higher raw material costs can be passed on to customers through price increases, without a significant loss of volume; (2) the impact of economic conditions on underlying demand for the Company’s products, particularly in the U.S. and Western Europe; (3) availability and cost of certain components used to manufacture adhesives used in some products sold by the Company, an extended shortage of which could disrupt production, resulting in a potentially significant loss of revenue and earnings; and (4) potential adverse developments in legal proceedings and/or investigations regarding competitive conditions in the label stock industry.

For more information and to listen to a live broadcast or an audio replay of the

3rd Quarter conference call with analysts, visit the Avery Dennison

Web site at www.investors.averydennison.com

AVERY DENNISON

CONSOLIDATED STATEMENT OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Sep. 25, 2004	Sep. 27, 2003	Sep. 25, 2004	Sep. 27, 2003
Net sales	$1,336.2	$1,204.1	$3,906.9	$3,531.5
Cost of products sold	946.8	848.6	2,760.4	2,446.2

Gross profit	389.4	355.5	1,146.5	1,085.3
Marketing, general & administrative expense	273.1	253.3	805.3	765.9
Interest expense	13.8	13.9	42.3	43.3
Other expense (income), net (1)	—	0.2	35.2	(3.8)

Income from continuing operations before taxes	102.5	88.1	263.7	279.9
Taxes on income	27.5	23.3	67.6	77.0

Income from continuing operations	75.0	64.8	196.1	202.9
Income from discontinued operations, net of taxes	—	1.7	—	5.7

Net Income	$75.0	$66.5	$196.1	$208.6

Per share amounts:
Income per common share, assuming dilution:
Continuing operations	$0.75	$0.65	$1.95	$2.03
Discontinued operations	—	0.02	—	0.05

Net Income	$0.75	$0.67	$1.95	$2.08

Average common shares outstanding, assuming dilution	100.6	100.0	100.5	100.1

Common shares outstanding at period end	99.9	99.4	99.9	99.4

(1)	Other expense for the third quarter of 2003 includes $0.2 million of asset impairment charges.

Other expense for 2004 YTD includes $35.2 million of restructuring costs, asset impairment and lease cancellation charges.

Other expense (income), net, of ($3.8 million) for 2003 YTD includes gain from settlement of a lawsuit of ($9 million), partially offset by net losses from disposition of fixed assets, asset impairment charges and costs associated with a plant closure of $5.2 million.

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Avery Dennison reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company’s presentation of its financial results that are prepared in accordance with GAAP.

Avery Dennison uses the non-GAAP measures presented to evaluate and manage the Company’s operations internally. Avery Dennison is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

-more-

AVERY DENNISON

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Sep. 25, 2004	Sep. 27, 2003	Sep. 25, 2004	Sep. 27, 2003
Reconciliation of GAAP to Non-GAAP Operating Margin:

Net sales	$1,336.2	$1,204.1	$3,906.9	$3,531.5

Income from continuing operations before taxes	$102.5	$88.1	$263.7	$279.9

GAAP Operating Margin	7.7%	7.3%	6.7%	7.9%

Income from continuing operations before taxes	$102.5	$88.1	$263.7	$279.9
Non-GAAP adjustments:
Restructuring costs and asset impairment charges	—	0.2	35.2	1.7
Gain from settlement of a lawsuit, partially offset by disposition of fixed assets and costs associated with a plant closure	—	—	—	(5.5)
Interest expense	13.8	13.9	42.3	43.3

Adjusted non-GAAP operating income from continuing operations before taxes and interest expense	$116.3	$102.2	$341.2	$319.4

Adjusted Non-GAAP Operating Margin	8.7%	8.5%	8.7%	9.0%

Reconciliation of GAAP to Non-GAAP Net Income:

As reported net income	$75.0	$66.5	$196.1	$208.6
Non-GAAP adjustments, net of taxes:
Restructuring costs and asset impairment charges	—	0.1	25.5	1.2
Gain from settlement of a lawsuit, partially offset by disposition of fixed assets and costs associated with a plant closure	—	—	—	(4.0)
Income from discontinued operations	—	(1.7)	—	(5.7)

Adjusted Non-GAAP Net Income	$75.0	$64.9	$221.6	$200.1

Reconciliation of GAAP to Non-GAAP Earnings Per Share:

As reported income per common share, assuming dilution:	$0.75	$0.67	$1.95	$2.08
Non-GAAP adjustments per share, net of taxes:
Restructuring costs and asset impairment charges	—	—	0.25	0.01
Gain from settlement of a lawsuit, partially offset by disposition of fixed assets and costs associated with a plant closure	—	—	—	(0.04)
Income from discontinued operations	—	(0.02)	—	(0.05)

Adjusted Non-GAAP income per common share, assuming dilution	$0.75	$0.65	$2.20	$2.00

Average common shares outstanding, assuming dilution	100.6	100.0	100.5	100.1

Common shares outstanding at period end	99.9	99.4	99.9	99.4

-more-

AVERY DENNISON

SUPPLEMENTARY INFORMATION

(In millions)

(Unaudited)

	Third Quarter Ended
	NET SALES		OPERATING INCOME (1)		OPERATING MARGINS
	2004	2003 (2)	2004	2003 (2)	2004	2003 (2)
Pressure-sensitive Adhesives and Materials	$857.5	$756.1	$76.0	$55.3	8.9%	7.3%
Consumer and Converted Products	517.3	492.1	59.6	58.4	11.5%	11.9%
Intersegment Sales	(38.6)	(44.1)	N/A	N/A	N/A	N/A
Corporate Expense	N/A	N/A	(19.3)	(11.7)	N/A	N/A
Interest Expense	N/A	N/A	(13.8)	(13.9)	N/A	N/A

TOTAL FROM CONTINUING OPERATIONS	$1,336.2	$1,204.1	$102.5	$88.1	7.7%	7.3%

(1)	Operating income for the third quarter of 2003 includes $0.2 million of asset impairment charges recorded by the Consumer and Converted Products segment.
(2)	Certain prior year amounts have been reclassified to conform with the 2004 financial statement presentation.

RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	Third Quarter Ended
	OPERATING INCOME		OPERATING MARGINS
	2004	2003	2004	2003
Consumer and Converted Products
Operating income, as reported	$59.6	$58.4	11.5%	11.9%
Non-GAAP adjustments:
Asset impairment charges	N/A	0.2	N/A	0.0%

Adjusted non-GAAP operating income	$59.6	$58.6	11.5%	11.9%

-more-

AVERY DENNISON

SUPPLEMENTARY INFORMATION

(In millions)

(Unaudited)

	Nine Months Year-to-Date
	NET SALES		OPERATING INCOME (1)		OPERATING MARGINS
	2004	2003 (2)	2004	2003 (2)	2004	2003 (2)
Pressure-sensitive Adhesives and Materials	$2,557.6	$2,224.2	$183.0	$170.3	7.2%	7.7%
Consumer and Converted Products	1,467.1	1,438.9	171.9	182.7	11.7%	12.7%
Intersegment Sales	(117.8)	(131.6)	N/A	N/A	N/A	N/A
Corporate Expense	N/A	N/A	(48.9)	(29.8)	N/A	N/A
Interest Expense	N/A	N/A	(42.3)	(43.3)	N/A	N/A

TOTAL FROM CONTINUING OPERATIONS	$3,906.9	$3,531.5	$263.7	$279.9	6.7%	7.9%

(1)	Operating income for 2004 includes restructuring costs, asset impairment and lease cancellation charges of $35.2 million, of which the Pressure-sensitive Adhesives and Materials segment recorded $34.5 million and the Consumer and Converted Products segment recorded $0.7 million.

Operating income for 2003 includes gain from settlement of a lawsuit of ($9 million), partially offset by net losses from disposition of fixed assets, asset impairment charges and costs associated with a plant closure of $5.2 million. The Pressure-sensitive Adhesives and Materials segment recorded $0.5 million, the Consumer and Converted Products segment recorded $1.2 million, and Corporate recorded ($5.5 million).

(2)	Certain prior year amounts have been reclassified to conform with the 2004 financial statement presentation.

RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	Nine Months Year-to-Date
	OPERATING INCOME		OPERATING MARGINS
	2004	2003	2004	2003
Pressure-sensitive Adhesives and Materials
Operating income, as reported	$183.0	$170.3	7.2%	7.7%
Non-GAAP adjustments:

Restructuring costs, asset impairment and lease cancellation charges	34.5	0.5	1.3%	0.0%

Adjusted non-GAAP operating income	$217.5	$170.8	8.5%	7.7%

Consumer and Converted Products
Operating income, as reported	$171.9	$182.7	11.7%	12.7%
Non-GAAP adjustments:
Restructuring costs, asset impairment and lease cancellation charges	0.7	1.2	0.1%	0.1%

Adjusted non-GAAP operating income	$172.6	$183.9	11.8%	12.8%

-more-

AVERY DENNISON

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions)

(Unaudited)

	Sep. 25, 2004	Sep. 27, 2003
ASSETS

Current assets:
Cash and cash equivalents	$69.9	$31.6
Trade accounts receivable, net	860.6	774.6
Inventories, net	430.1	391.4
Other current assets	130.3	153.4

Total current assets	1,490.9	1,351.0

Property, plant and equipment, net	1,277.4	1,254.3
Goodwill	722.8	685.5
Intangibles resulting from business acquisitions, net	140.3	149.1
Other assets	513.0	519.5

	$4,144.4	$3,959.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term and current portion of long-term debt	$197.1	$325.6
Accounts payable	539.8	485.3
Other current liabilities	542.6	599.6

Total current liabilities	1,279.5	1,410.5

Long-term debt	1,054.3	891.3
Other long-term liabilities	392.0	395.8
Shareholders’ equity:
Common stock	124.1	124.1
Capital in excess of par value	802.9	643.9
Retained earnings	1,846.0	1,754.1
Accumulated other comprehensive loss, net of tax	(81.5)	(105.2)
Cost of unallocated ESOP shares	(11.6)	(13.6)
Employee stock benefit trusts	(663.9)	(544.7)
Treasury stock at cost	(597.4)	(596.8)

Total shareholders’ equity	1,418.6	1,261.8

	$4,144.4	$3,959.4

Certain prior year amounts have been reclassified to conform with the 2004 financial statement presentation.

-more-

AVERY DENNISON

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

(Unaudited)

	Nine Months Ended
	Sep. 25, 2004	Sep. 27, 2003
Operating Activities:
Net income	$196.1	$208.6
Less: income from discontinued operations, net of tax	—	5.7

Income from continuing operations	196.1	202.9

Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	109.3	104.8
Amortization	29.8	26.0
Deferred taxes	8.8	5.8
Asset impairment and net loss on sale of assets	9.7	3.8
Other noncash items, net	(2.4)	(1.9)

	351.3	341.4
Changes in assets and liabilities	(18.6)	(75.0)

Net cash provided by operating activities from continuing operations	332.7	266.4

Investing Activities:
Purchase of property, plant and equipment	(115.6)	(148.3)
Purchase of software and other assets	(17.4)	(15.2)
Payments for acquisitions	(14.3)	(9.5)
Proceeds from sale of assets	8.2	7.0
Other	(6.9)	(4.4)

Net cash used in investing activities of continuing operations	(146.0)	(170.4)

Financing Activities:
Additional borrowings	154.6	414.5
Payments of debt	(205.0)	(398.3)
Dividends paid	(122.6)	(119.3)
Purchase of treasury stock	(0.5)	(0.1)
Proceeds from exercise of stock options, net	14.9	2.3
Other	12.0	12.0

Net cash used in financing activities of continuing operations	(146.6)	(88.9)

Effect of foreign currency translation on cash balances	.3	1.7

Increase in cash and cash equivalents	40.4	8.8

Cash and cash equivalents, beginning of period	29.5	22.8

Cash and cash equivalents, end of period	$69.9	$31.6

Certain prior year amounts have been reclassified to conform with the 2004 financial statement presentation.

####